Exhibit 99.1

WHITESTONE REIT APPOINTS DONALD F. KEATING AS TRUSTEE;
CHAND VYAS RESIGNS FOR BUSINESS AND PERSONAL REASONS

HOUSTON, February 7, 2008—Whitestone REIT, which owns and manages 37 commercial properties in Texas and Arizona, announced today that Donald F. Keating has been appointed a trustee to complete the term of Chand Vyas.

Don Keating, formerly chief financial officer of Shell Mining Co., has served in senior financial positions in oil exploration and production, refining, pipeline, chemical and mining businesses. These include Shell Pipeline Co., one of the nation's largest oil transporters; Triton Coal Co., a large coal mining operator in Wyoming; Massey Terminal, one of the country's largest coal export terminals; and Ship Yard River Terminal, a Charleston, SC, import/export bulk material terminal.

He has served on the boards of Billiton Metals Co., R & F Coal Co. and Marrowbone Coal Co. Born in New York City, he graduated from Fordham University with a Bachelor of Science degree in finance and served in the United States Marine Corps as an infantry company commander. He and his wife, Marie, have been residents of Houston for 37 years.

Chairman and Chief Executive Officer James Mastandrea said, Mon Keating's experience in senior positions at large private and public companies and his responsibilities as a CFO have included all aspects of financial, corporate, operational, SEC reporting, tax and capital markets. We are delighted to have him on our board."

Mr. Vyas resigned due to personal time constraints and due to his own company business requiring more of his time. Mr. Vyas was a member of Class II trustees whose term expires in 2008.

About Whitestone REIT
Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, a retail plaza in San Antonio and office complex in a Carefree, AZ. For more information go to http://www.whitestonereit.com.

Forward-Looking Statement:
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information please contact:
Whitestone REIT
Dick Vaughan
Vice President Marketing and Investor Relations
(713) 827-9595, ext. 3034

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